EXHIBIT 99.1

PRESS RELEASE

CONTACT:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION DECLARES

THIRD QUARTER CASH DIVIDEND

HALIFAX, PA, September 7, 2011 — Riverview Financial Corporation (OTCQB: RIVE) announced that its Board of Directors declared the payment of a regular cash dividend of $0.08 per share plus a special cash dividend of $0.045 per share for a total third quarter 2011 cash dividend of $0.125 per share.  The dividend is payable on September 30, 2011 to all shareholders of record as of September 21, 2011.

Robert M. Garst, Chief Executive Officer stated, “In accord with our commitment to provide long-term shareholder value, we are pleased to pay this quarterly cash dividend.  Further adding value to our shareholders has been the success of our dividend reinvestment plan, which allows shareholders to reinvest their cash dividends into Riverview common stock at a 5% discount.  Shareholders may enroll in the plan by contacting our transfer agent, Registrar and Transfer Company at 800-368-5948.”

Riverview Financial Corporation, headquartered in Halifax, Pennsylvania, is the bank holding company for Riverview National Bank, headquartered in Marysville, Pennsylvania.  Riverview National Bank operates four branches under the name The First National Bank of Marysville, a division of Riverview National Bank, four branches under the name Halifax National Bank, a division of Riverview National Bank and a loan production office in Cressona, Schuylkill county, Pennsylvania.  On June 30, 2011, Riverview Financial Corporation had total assets of $275.3 million.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.